UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant    ☑
Filed by a party other than the registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Remark Holdings, Inc.

Payment of Filing Fee (Check the appropriate box):
☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐    Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR OUR ANNUAL MEETING TO BE HELD ON JULY 23, 2020

Remark Holdings, Inc. (“we” or “our”) is filing this Supplement, dated June 22, 2020, to amend and supplement the definitive proxy statement we filed on June 12, 2020 (the “Proxy Statement”), with the following information:

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2020 Annual Meeting of Stockholders to be held on July 23, 2020, we engaged Georgeson LLC (“Georgeson”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We agreed to pay Georgeson a fee of $10,000, plus costs and expenses, for these services. In addition, we have agreed to indemnify Georgeson and certain related persons against certain liabilities relating to or arising out of our engagement of Georgeson. We have paid or will pay other costs of soliciting votes in connection with the Proxy Statement.

Important Information

We have filed the definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and have furnished the Proxy Statement to our stockholders in connection with the solicitation of proxies for our 2020 Annual Meeting of Stockholders. We advise our stockholders to read the Proxy Statement relating to the 2020 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that we file with the SEC at www.sec.gov.